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                                   EXHIBIT 21
                   SUBSIDIARIES OF SOUTHWEST COMMUNITY BANCORP


SOUTHWEST COMMUNITY BANK, A CALIFORNIA BANKING CORPORATION

FINANCIAL DATA SOLUTIONS, INC., A CALIFORNIA CORPORATION

SOUTHWEST COMMUNITY STATUTORY TRUST I, A CONNECTICUT STATUTORY TRUST SUBSIDIARY